Exhibit 10.7

October 11, 2006

Mr. Derek Bertocci

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Dear Derek:

We are delighted to offer you employment as Chief Financial Officer for BioForm Medical Inc. This position will be based in the San Mateo, CA office, and begin October 23, 2006, reporting to Steve Basta, President and CEO.

Your annual base salary will be $220,000.00, paid bi-weekly. In addition, you will be eligible for the management bonus program, with a bonus opportunity of 30% of your base salary.

Management shall recommend to the Board of Directors that you receive an incentive stock option (ISO) for 250,000 shares of common stock. These options will be considered ISO’s subject to the annual ISO limitations, the remainder of which would be non-qualified options. Only the Board of Directors in its sole discretion can grant the ISO, and it may be increased or decreased on terms or provisions altered by the board prior to grant. The Board of Directors will price the options at the next meeting and begin vesting retrospectively to your date of hire on the following schedule: 25% on the one (1) year anniversary of vesting commencement date, and 1/48 of the options shall vest each month thereafter over a 4-year total vesting period, subject to your continued employment.

The stock option grant noted above will be subject to the terms and conditions of BioForm Medical’s 2003 Stock Plan, which provides for, among other things, acceleration of vesting in the event of your termination following a change of control (as set forth in more detail therein). For the purposes of such acceleration of vesting, if following such a change of control you are not the senior responsible financial executive of the successor or surviving corporation, your position will be considered to have been constructively terminated for purposes of the BioForm 2003 Stock Plan.

BioForm Medical, Inc.’s benefits include health and dental insurance, short and long-term disability, 15 days paid time off (PTO), 401K savings plan, and flexible spending account, along with standard paid holidays.

The health, dental, 401K, and short/long term disability coverage become effective the first of the month after the date of hire. Unless these benefits become effective, we will pay you for your COBRA insurance costs to ensure continuation of your benefits.

Derek Bertocci Offer Letter

October 11, 2006

Your position is exempt under the Fair Labor Standards Act. This position and all other positions at the company are intended to be “at will” positions under California law and can be terminated with or without cause and with or without notice at any time by either you or the company. Please note that the sign-on bonus is subject to reimbursement to BioForm Medical Inc. if you choose to terminate your employment prior to completing one year of service.

On your first day of employment, please be sure to bring social security numbers and dates of birth for you and all your dependents. In addition, please be sure to bring eligibility for employment information to complete the I-9 form.

If you accept this offer of employment, please sign this letter and send it along with a fresh copy of your resume to Juanita Sullivan at our San Mateo office. Additionally, this offer is extended to you with the condition of signing our “Agreement Regarding Proprietary Information and Inventions” upon starting your new role. Please confirm your acceptance by Monday, October 23, 2006.

The BioForm Medical, Inc. team looks forward to you joining us in our very exciting venture. I personally look forward to working with you and to the substantial contribution that I believe you will make to our team.

Sincerely,	Offer Accepted:

/s/ Steven L. Basta	/s/ Derek Bertocci
Steven L. Basta	(Signature)
President & CEO	Print Name: Derek Bertocci